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                                                           Exhibit 23

                     INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Hussmann International, Inc.:

We consent to incorporation by reference in the registration statement Nos. 333-44623, 333-44799, and 333-58359 on Form S-8 and registration statement No. 333-52987 on Form S-3 of Hussmann International, Inc. of our report dated January 27, 2000, relating to the consolidated balance sheets as of December 31, 1999 and 1998 of Hussmann International, Inc., and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for the year ended December 31, 1999, and the related combined statements of operations, shareholders' equity and comprehensive income and cash flows for the years ended December 31, 1998 and 1997, which report appears in the December 31, 1999 annual report on Form 10-K of Hussmann International, Inc.


/s/ KPMG LLP

St. Louis, Missouri
March 30, 2000